EXHIBIT 15.3

FOR IMMEDIATE RELEASE

CHINA NATURAL RESOURCES, INC. ANNOUNCES

REGISTERED DIRECT PLACEMENT OF

$3.27 MILLION OF COMMON SHARES AND PRIVATE PLACEMENT WARRANTS

HONG KONG, February 16, 2024 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR) (the “Company”) announced that it has entered into a securities purchase agreement with certain institutional investors for a registered direct placement of approximately $3.27 million of common shares, no par value, at a price of $2.20 per share. The Company will issue a total of 1,487,870 common shares to the institutional investors. In a concurrent private placement, the Company will also issue to the investors warrants (“Warrants”) initially exercisable for the purchase of up to 1,115,903 common shares at an exercise price of $3.00 per share, which Warrants will have a term of 42 months from the date of issuance. The net proceeds from this offering will be used for general working capital purposes. The completion of the offering is expected to occur on or about February 21, 2024, subject to the satisfaction of customary closing conditions.

FT Global Capital, Inc. acted as the exclusive placement agent for the transaction. The common shares are being offered through a prospectus supplement which is a part of the Company’s effective shelf registration statement and the base prospectus contained therein. A shelf registration statement (SEC Filing No. 333-268454) relating to these securities has been filed with and was declared effective by the Securities and Exchange Commission (the “SEC”) on February 10, 2023.

A prospectus supplement related to the offering of the common shares will be filed with the SEC and may be obtained via the SEC's website at www.sec.gov. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

For further details of this transaction, please see the Form 6-K to be filed with the SEC.

About China Natural Resources:

China Natural Resources, Inc. (NASDAQ: CHNR) is currently a holding company that operates in two reportable operating segments: wastewater treatment and exploration and mining. Upon the completion of Precise Space-Time Technology disposition on July 28, 2023, the Company is engaged in the acquisition and exploitation of mining rights in Inner Mongolia, including exploring for lead, silver and other nonferrous metal, and is actively exploring business opportunities in the healthcare and other non-natural resource sectors. China Natural Resources recently agreed to acquire Williams Minerals, which operates a lithium mine in Zimbabwe, for a maximum consideration of US$1.75 billion. While there is no guarantee, the acquisition of Williams Minerals is expected to close in 2024. Williams Minerals is owned by China Natural Resources’ controlling shareholder, Feishang Group Limited, and a non-affiliate, Top Pacific (China) Limited.

Forward-Looking Statements:

This press release contains certain statements that may include “forward-looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company’s reports that are filed or furnished with the SEC and available on the SEC’s website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

Company Contact

Zhu Youyi, Chief Financial Officer

Phone: 011-852-2810-7205

 Email:  cfo@chnr.net